Exhibit 10.10

TAX MATTERS AGREEMENT

TAX MATTERS AGREEMENT (the “Agreement”), dated as of                                 , 2006 and effective as of the date of the Revocation (as defined herein), by and among Guidance Software, Inc., a California corporation (the “Company”), the persons listed on Schedule A attached hereto (individually, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, the parties hereto anticipate that the Company will undertake an initial public offering (the “Offering”) of its stock;

WHEREAS, the Company is and has been an “S corporation” (as defined herein) since October 1, 1998;

WHEREAS, it is anticipated that the Company’s election to be an S corporation will terminate by revocation (the “Revocation”), in accordance with Section 1362(d) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, it is anticipated that the Revocation will occur immediately prior to and in contemplation of the Offering;

WHEREAS, in the event that the Revocation occurs as expected, the Company and the Stockholders wish to provide for certain indemnification with respect to potential adjustments in federal and state income tax;

NOW THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms as used herein have the following meanings:

“Adjustment” means (i) any adjustment, pursuant to a Final Determination, to any Tax Return of the Company for any particular S Taxable Year, or (ii) the filing of an amended Tax Return by the Company for any particular S Taxable Year, in each case that results in an increase or decrease to the Net Income of the Company or one or more Stockholders, or results in a change in the character of such income for tax purposes, as determined by reference to the Tax Return originally filed or the most recent amended Tax Return filed by the Company for such S Taxable Year.

“C Short Year” means that portion of the Company’s year beginning on the Termination Date until and including the last day of the S Termination Year.

“C Taxable Year” means any taxable year (or portion thereof) of the Company during which the Company is a C corporation for federal income tax purposes, including the C Short Year.

“Closing Date” means the date on which the Offering closes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Estimate Correction Adjustment” means an adjustment to the Stockholder Estimated Distribution made in good faith by the Company after taking into account all items of income, gain, loss, deductions or other tax attributes of the Company for the S Short Year. Such an adjustment would arise if the Stockholder Estimated Distribution did not equal the Stockholder Final Distribution.

“Estimate Correction Amount” shall mean the amount equal to the difference between the Stockholder Estimated Distribution and the Stockholder Final Distribution. An Estimate Correction Amount in favor of the Stockholders is an amount (greater than zero) equal to the excess of (i) the Stockholder Final Distribution, over (ii) the Stockholder Estimated Distribution. An Estimate Correction Amount in favor of the Company is an amount (greater than zero) equal to the excess of (i) the Stockholder Estimated Distribution, over (ii) the Stockholder Final Distribution.

“Final Determination” means a settlement, compromise or other agreement with any Taxing Authority, whether contained in an Internal Revenue Service Form 870 or other comparable form, or otherwise, or such procedurally later event, such as a closing agreement with the Internal Revenue Service or other Taxing Authority, an agreement contained in Internal Revenue Service Form 870AD or other comparable form, an agreement that constitutes a determination under Section 1313(a)(4) of the Code, a deficiency notice with respect to which the period for filing a petition with the tax court or the relevant state or local tribunal has expired, or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

“Net Income” means the sum of the Company’s nonseparately computed income or loss (as defined in Section 1366(a)(2) of the Code) and the amount of any item of income (including tax-exempt income), loss, or deduction of the Company that is separately stated pursuant to Section 1366(a)(1) of the Code and the regulations thereunder. For purposes of this definition, all items of loss or deduction are treated as negative numbers.

“Paid-In Capital” means the amount of money and the fair market value of other property contributed to or otherwise paid to the Company by each Stockholder in consideration for the Stockholder’s Company stock.

“S Corporation” has the meaning set forth in Section 1361(a)(1) of the Code.

“S Short Year” means that portion of the S Termination Year beginning on the first day of such taxable year and ending on the day immediately preceding the Termination Date.

“S Taxable Year” means, with respect to the Company, any taxable period (or portion thereof) during which the Company is an S corporation, including the S Short Year.

“S Termination Year” means the taxable year of the Company that includes the Termination Date.

“Stockholder Distribution” means, for each Stockholder, an amount equal to the sum of (i) the Stockholder’s pro rata share of the aggregate Paid-In Capital of the Company, and (ii) the excess of (A) Stockholder’s pro rata share of the Company’s Net Income, as a result of the Company’s S Corporation status for all periods through December 31, 2005, over (B) any prior distributions made to such Stockholder by the Company with respect to such Net Income.

“Stockholder Estimated Distribution” means, for each Stockholder, an amount equal to (i) the Stockholder’s pro rata share of the estimate of the Company’s Net Income for the S Short Year, over (ii) any prior distributions made to such Stockholder by the Company with respect to such Net Income. The estimate of the Company’s Net Income for the S Short Year will be reasonably calculated immediately prior to the Offering.

“Stockholder Final Distribution” means, for each Stockholder, an amount equal to (i) the Stockholder’s pro rata share of the Company’s actual and final Net Income for the S Short Year, over (ii) any prior distributions made to such Stockholder by the Company with respect to such Net Income. The Company’s actual and final Net Income for the S Short Year shall be reasonably calculated by the Company in good faith within a reasonable period of time after the close of the S Termination Year.

“Tax Loss” means any amount by which the taxes payable by the Stockholder in any taxable year as shown on a Tax Return filed by such person is increased as a result of an Adjustment above the amount of taxes that such person otherwise would have been required to pay. Any Tax Loss shall be calculated after taking into account all other items of income, gain, loss, deductions or other tax attributes of the Stockholder.

“Tax Return” means any report, declaration, return, information return, claim for refund, or statement relating to taxes, including any schedule or attachment thereto and any amendments thereof, and including, where permitted or required, combined or consolidated returns.

“Taxing Authority” means the Internal Revenue Service or any comparable state, local or foreign taxing authority.

“Termination Date” means the date on which the S Corporation status of the Company will terminate as a result of the Revocation.

ARTICLE II

TERMINATION OF S CORPORATION STATUS AND ALLOCATION OF INCOME

2.1 Termination of S Corporation Status. The Company and the Stockholders will cause the Company to terminate its S corporation status at least one (1) day prior to the pricing of the Offering by filing an appropriate notice of revocation with the Internal Revenue Service.

2.2 Allocation Election. The Company will elect pursuant to section 1362(e)(3) of the Code to allocate the items described in section 1362(e)(2)(A) of the Code under “normal tax accounting rules,” (i.e., under a closing of the books method) and the Stockholders hereby consent to such election and will provide the Company with the statement of consent described in section 1.1362-6(b) of the Treasury Regulations.

ARTICLE III

OBLIGATIONS

3.1 Company Distribution to Stockholders. On the Closing Date, the Company shall make a payment to each Stockholder equal to the sum of (i) the Stockholder Distribution and (ii) the Stockholder Estimated Distribution.

3.2 Liability for Taxes Incurred by Stockholders During the S Short Year. Each Stockholder shall (a) duly include, in the Stockholder’s own federal and state income Tax Returns, all items of income, gain, loss, deduction or credit attributable to the S Short Year in a manner consistent with the Form 1120S and the schedules thereto (and the corresponding state income or franchise tax forms and schedules) to be filed by the Company with respect to such period, (b) file such Tax Returns no later than the due date (including extensions, if any) for filing such Tax Returns, and (c) pay any and all taxes required to be paid for such Stockholder’s taxable year that includes the S Short Year.

3.3 Liability for Taxes Incurred by the Company During the S Short Year and the C Short Year. The Company shall (a) be responsible for and effect the filing of all federal and state income or franchise Tax Returns for the Company with respect to the S Short Year and the C Short Year, (b) accurately prepare and timely file such Company Tax Returns, and (c) pay any and all taxes required to be paid by the Company for the C Short Year and S Short Year.

3.4 Company’s Indemnification of Stockholders. In the event of either (1) an Estimate Correction Adjustment in favor of a Stockholder and/or (2) an Adjustment for an S Taxable Year that results in a Tax Loss to a Stockholder, the Company hereby agrees to pay to such Stockholder an amount equal to such Stockholder’s Estimate Correction Amount and/or Tax Loss, as applicable, attributable to such Estimate Correction Adjustment and/or Adjustment. With respect to states in which the Company has previously filed composite Tax Returns including a Stockholder, the foregoing obligation relating to Tax Losses shall be accomplished by the Company, as necessary, re-filing the composite Tax Returns and paying directly any additional amounts owed by the Stockholder.

3.5 Stockholders’ Indemnification of Company. In the event of an Estimate Correction Adjustment in favor of the Company, each Stockholder, severally but not jointly, agrees to contribute to the capital of Parent the Stockholder’s pro rata share (based upon the relative amount of Company stock held by such Stockholder during the relevant time period) of an amount equal to the Company’s Estimate Correction Amount.

3.6 Gross Up for Additional Tax. In the event that any amounts paid to a Stockholder to indemnify such Stockholder for a Tax Loss are determined, pursuant to a Final Determination, to constitute taxable income to a Stockholder for federal, state or local tax purposes, the Company hereby agrees to increase any payment to such Stockholder to the extent necessary to ensure that, after taking into account any income taxes attributable to the receipt of such amounts (including, without limitation, any income taxes attributable additional amounts paid to a Stockholder pursuant to this Section 3.6), the Stockholder shall have received a net sum equal to what such Stockholder would have received if the amounts payable pursuant to this Article 3 were not treated as taxable income to such Stockholder for federal, state or local tax purposes, as applicable.

3.7 Payment. Any payment required to be made pursuant to this Agreement shall be paid within thirty (30) days after receipt of written notice from the Stockholder or the Company, as applicable, that a payment is due hereunder.

ARTICLE IV

CONTESTS/COOPERATION

4.1 Cooperation. If, in the course of any audit or other administrative proceeding relating to a Tax Return of a Stockholder or the Company, as the case may be, any Taxing Authority proposes any adjustment that, if determined pursuant to a Final Determination, would constitute an Adjustment for an S Taxable Year that results in a Tax Loss to the Stockholder (a “Proposed Adjustment”), the Stockholder, or the Company, as applicable, will provide notice of such Proposed Adjustment to the other relevant parties hereto. The parties shall make available to each other, as reasonably requested, and to any Taxing Authority all information, records or documents relating to any liability for taxes covered by this Agreement and shall preserve such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. In the case of any Proposed Adjustment in connection with the audit or other administrative proceeding relating to a Tax Return of any Stockholder, if such Stockholder elects to pay the tax associated with such Proposed Adjustment and pursue a refund of such amount in the forum of the Stockholder’s choice, the Company shall, promptly after receiving written notice thereof from the Stockholder, pay an amount to such Stockholder equal to the amount that would be payable by the Company to such Stockholder pursuant to Article 3 hereof if the Proposed Adjustment was an Adjustment; provided, however, that if (x) there is a Final Determination that the Adjustment, as the case may be, is less than the Proposed Adjustment, the Stockholder shall promptly refund any such difference to the Company on an after tax basis, or (y) there is a Final Determination that the Adjustment is greater than the Proposed Adjustment, the Company shall promptly pay to the Stockholder an amount equal to such excess in a manner consistent with Article 3. The Stockholder or the Company, as applicable, shall promptly provide the other relevant parties hereto with a copy of any official document evidencing a Final Determination. The parties will consult and cooperate with each other in the negotiation and settlement or litigation of any adjustment that may give rise to any payment or indemnification obligation under Article 3. All decisions with respect to such negotiation and settlement or litigation will be made by the parties after full, good faith consultation.

ARTICLE V

MISCELLANEOUS

5.1 Counterparts. This Agreement may be executed in several counterparts, each of which, when executed, shall be deemed to be an original, but all of which counterparts collectively shall constitute a single instrument representing the agreement among the parties hereto.

5.2 Construction of Terms. Nothing herein expressed or implied is intended, or shall be construed, to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

5.3 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the substantive laws of the state of [California] without regard to any choice of law rules of such state.

5.4 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a writing executed by all the parties hereto.

5.5 Assignment. Except by operation of law or in connection with the sale of all or substantially all the assets of a party, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by the Stockholders without the written consent of the Company or by the Company without written consent of the Stockholders. Any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

5.6 Interpretation. The title, article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties, and shall not in any way affect the meaning or interpretation of this Agreement.

5.7 Severability. In the event that any one or more of the provisions of this Agreement shall be held to be illegal, invalid or unenforceable in any respect, the same shall not in any respect affect the validity, legality or enforceability of the remainder of this Agreement, and the parties shall use their best efforts to replace such illegal, invalid or unenforceable provision with an enforceable provision approximating, to the extent possible, the original intent of the parties.

5.8 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. There are no representations, promises, warranties, covenants or undertakings other than those expressly sat forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

5.9 Further Assurances. Subject to the provisions of this Agreement, the parties shall acknowledge such other instruments and documents and take all other actions that may be reasonably required in order to effectuate the purposes of this Agreement.

5.10 Waivers, Etc. No failure or delay on the part of any party in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power preclude any other or further exercise thereof or the exercise of any other right or power. No waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless it shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given.

5.11 Set-off. All payments to be made by the Company or the Stockholders under this Agreement shall be made without set-off, counterclaim or withholding, all of which are expressly waived.

5.12 Change of Law. If, due to any change in applicable law or regulations or the interpretation thereof by any court or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement shall be impracticable or impossible, the parties shall use their best efforts to find an alternative means to achieve the same or substantially the same results as are contemplated by such provision.

5.13 Notices. All notices under this Agreement shall be validly given if in writing and delivered personally or sent by registered mail, postage prepaid to the Company at:

Guidance Software, Inc.

215 North Marengo Avenue

Pasadena, CA 91101

Attention: General Counsel

Telephone: (626) 229-9191

or at such other address as any party may, from time to time, designate in a written notice given in a like manner. Notice given by mail shall be deemed delivered five calendar days after the date mailed.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GUIDANCE SOFTWARE, INC.

By:
Name:
Title:

STOCKHOLDERS OF GUIDANCE SOFTWARE, INC.

The McCreight Living Trust

John Patzakis

The Sheldon Family Trust dated September 9, 2000

John Colbert

Larry Stinson

The Healey 2003 Family Trust

Timothy Leehealey

The McCreight Irrevocable Trust

Matthew R. Healey Trust — GST Exempt

Samuel L. Healey Trust — GST Exempt

Darrah M. Healey Trust — GST Exempt

Timothy S. Healey Trust — GST Exempt

Pasadena Educational Foundation

Patzakis Family Trust

David Petty

Sheldon Feinland

Kenneth R. Naumann

John Ferro

The Harrington Family Trust

Rocco Fasciani

Peter Michael Patzakis

The Clebern L. Stinson Grantor Retained Annuity Trust

The Diana L. Stinson Grantor Retained Annuity Trust

Sean Donlon

Kristen Stinson

Ryan Stinson

Matthew Feinland

Melissa Feinland

Robert Feinland